October 29, 2009

President’s Report
Federal Home Loan Bank of New York Announces Third Quarter Results

FHLBNY Reports Third Quarter 2009 Net Income of $140.2 million

The Federal Home Loan Bank of New York (“Bank”) today released unaudited financial results for the quarter ended September 30, 2009. Our financial condition and results of operations remained strong in the face of the continuing events affecting the entire economy. The Bank continues to fulfill our role as an important provider of reliable and attractively priced wholesale funding to community member lenders.

Net income increased to $140.2 million for the third quarter of 2009, compared to $39.8 million for the third quarter of 2008. The increase is due to gains from derivatives and hedging activities in the current quarter as compared to losses from these activities in the same period of 2008. The Bank recorded a $3.7 million credit loss portion of the other-than-temporary impairment (“OTTI”) write-down of our private label mortgage-backed securities (“PLMBS”) recognized during the third quarter of 2009. The Bank also recognized in the third quarter of 2009 an impairment charge related to non-credit OTTI in Accumulated Other Comprehensive Income of $26.5 million resulting in a total write-down of $30.2 million of our PLMBS. In addition, the third quarter and year-to-date results for 2008 were impacted by the loss associated with the bankruptcy of Lehman Brothers Special Financing, Inc.

Net income increased to $474.8 million for the first nine months of 2009, compared to $214.0 million for the same period in 2008. The increase is due to gains from derivatives and hedging activities in the nine months ended September 30, 2009 as compared to losses from these activities in the same period of 2008. The Bank recorded a $14.3 million credit loss portion of the OTTI write-down of our PLMBS. The Bank also recognized an impairment charge related to non-credit OTTI in Accumulated Other Comprehensive Income of $103.9 million resulting in a total write-down of $118.2 million of our PLMBS. In addition, the same period of 2008 was impacted by the loss associated with the bankruptcy of Lehman Brothers Special Financing, Inc.

At September 30, 2009, the Bank’s total assets were $117.6 billion, a decrease of $19.9 billion from December 31, 2008. The Bank’s balance sheet management strategy has been to keep balance sheet growth or decline in line with the changes in member demand for advances.

Advances declined by 12.1% to $95.9 billion at September 30, 2009, compared with $109.2 billion at December 31, 2008. Advances represented 81.6% of total assets at September 30, 2009. Member demand for advance borrowings in the current year third quarter has been lower as our members’ loans outstanding decreased while experiencing continued growth of their deposit base, both as a result of the economic contraction. In addition, new government funding/liquidity options available to members impacted their borrowing from the Bank. We expect advance demand to remain at lower levels until the nation’s monetary policy tightens and an economic recovery begins.

Federal Home Loan Bank of New York
President’s Report

In the first nine months of 2009, $53.4 million was accrued for future use in the Affordable Housing Program.

It is the Bank’s intention to continue to build retained earnings at a calibrated pace to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders. In this regard, we note that retained earnings grew from $382.9 million at year-end 2008 to $666.2 million on September 30, 2009. We will continue to work to keep our member lenders’ investment in the cooperative safe as we promote an even stronger Home Loan Bank/community bank lending network.

We anticipate filing our quarterly report on Form 10-Q for the third quarter of 2009 with the SEC in mid-November.

The Bank’s other filings with the SEC can be found by visiting www.sec.gov/edgar/searchedgar/webusers.htm and entering “Federal Home Loan Bank of New York” in the “Company Name” box.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.